Exhibit 4.2

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This Amendment No. 1, dated October 8, 2014 (this “Amendment No. 1”), to the Rights Agreement, dated as of May 18, 2005 (the “Rights Agreement”), is entered into by and between Rentrak Corporation, an Oregon corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 that are not otherwise herein defined shall have the same meaning as set forth in the Rights Agreement.

RECITALS

A. Pursuant to Section 26 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares.

B. The Company now desires to amend the Rights Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing and acting pursuant to the power and authority granted to the Company under Section 26 of Rights Agreement, the Company hereby amends the Rights Agreement as follows:

1. Definitions.

(a) The definition of “Acquiring Person” as set forth in Section 1.1 of the Rights Agreement is hereby amended by adding the following paragraph to the end of Section 1.1:

Notwithstanding the foregoing, Competitive Media Reporting, LLC and WPP Luxembourg will not become an “Acquiring Person” (i) as a result of the acquisition by Competitive Media Reporting, LLC of Common Shares pursuant to the Asset Purchase Agreement entered into on October 8, 2014 and the subsequent transfer of Common Shares to WPP Luxembourg, (ii) as a result of the acquisition by WPP Luxembourg of Common Shares pursuant to the Stock Purchase Agreement entered into on October 8, 2014, or (iii) as a result of the acquisition by Competitive Media Reporting, LLC and WPP Luxembourg from time to time of additional Common Shares in the secondary market or otherwise in an amount such that (after giving effect to any such purchases) Competitive Media Reporting, LLC and WPP Luxembourg beneficially own no more than 20% of the then outstanding Common Shares.

(b) A new Section 1.12 shall be added (and the numbering of subsequent sections altered accordingly) as follows:

1.12 “WPP Luxembourg” means WPP Luxembourg Gamma Three S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and any other wholly-owned direct or indirect subsidiary of WPP plc.

2. No Other Changes. Except as expressly provided herein, the Rights Agreement is not amended, supplemented, modified, revised or otherwise affected by this Amendment No. 1, and the Rights Agreement and the rights and obligations of the parties thereunder are hereby ratified and confirmed in all respects.

3. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 1 executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

RENTRAK CORPORATION

By:	/s/ David I. Chemerow
	Name:	David I. Chemerow
	Title:	Chief Operating Officer, Chief Financial Officer and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Joseph S. Campbell
	Name:	Joseph S. Campbell
	Title:	Vice President